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                                                                    EXHIBIT 12.1



                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES


                                                       FOR THE YEARS ENDED DECEMBER 31,                               PRO FORMA
                                        -------------------------------------------------------------    MARCH 31,    MARCH 31,
                                           1997         1998         1999         2000         2001         2002        2002
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS:
    Pre-tax income                      $  28,312    $  50,989    $  94,176    $  75,707    $  22,238    $  11,224    $  10,624

    Fixed charges                          10,528       26,338       94,864      128,079      119,055       31,753       31,133
    Less:  Preferred stock dividends         --         (3,234)      (4,144)      (4,144)      (4,144)      (1,036)      (1,036)
    Less:  Capitalized interest              --           (262)        --           --           --           --           --
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Net fixed charges                    10,528       22,842       90,720      123,935      114,911       30,717       30,097
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
    EARNINGS                            $  38,840    $  73,831    $ 184,896    $ 199,642    $ 137,149    $  41,941    $  40,721
                                        =========    =========    =========    =========    =========    =========    =========


FIXED CHARGES:
    Interest expense                    $   9,330    $  20,267    $  81,633    $ 112,433    $ 100,817    $  22,546    $  22,536
    Preferred stock dividends                --          3,234        4,144        4,144        4,144        1,036        1,036
    Capitalized interest                     --            262         --           --           --           --           --
    Amortization of debt costs                329          865        4,930        6,254        6,698        1,756        1,146
    Interest factor of rental expense         869        1,710        4,157        5,248        7,396        6,415        6,415
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
    TOTAL FIXED CHARGES                 $  10,528    $  26,338    $  94,864    $ 128,079    $ 119,055    $  31,753    $  31,133
                                        =========    =========    =========    =========    =========    =========    =========

RATIO OF EARNINGS TO FIXED CHARGES            3.7          2.8          1.9          1.6          1.2          1.3          1.3
                                        =========    =========    =========    =========    =========    =========    =========
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